Execution Version

LOCK-UP AGREEMENT

TO: Greenbrook TMS Inc.

 TMS NeuroHealth Centers Inc.

RE: Lock-Up of Common Shares of Greenbrook TMS Inc.

Reference is made to that certain Membership Interest Purchase Agreement, dated May 15, 2022 (the "Purchase Agreement"), by and among MS NeuroHealth Centers Inc., a Delaware corporation (the "Purchaser"), Greenbrook TMS Inc., an Ontario corporation ("Greenbrook"), Theragroup LLC, a Delaware limited liability company ("Theragroup"), Success Behavioral Holdings, LLC, a Florida limited liability company ("Seller"), Batya Klein and Benjamin Klein, each an individual (together, the "Seller Principals"), and The Bereke Trust U/T/A Dated 2/10/03 ("Bereke" and together with Theragroup, Seller, and the Seller Principals, the "Securities Holders") pursuant to which Purchaser has acquired all of the issued and outstanding membership interests of Check Five LLC, a Delaware limited liability company (d/b/a Success TMS) ("Check Five") from the Seller (the "Success TMS Transaction").

In accordance with the Purchase Agreement, the Securities Holders have received common shares in the capital of Greenbrook (and may in the future receive additional common shares in the capital of Greenbrook) pursuant to the terms of the Purchase Agreement. The Securities Holders have (or, upon receipt in the future, will have) good and marketable title to such common shares in the capital of Greenbrook and acknowledge that Greenbrook is relying on the representations and agreements of the Securities Holders contained in this agreement in carrying out and completing the Success TMS Transaction.

In consideration of the foregoing, the Securities Holders hereby agree, jointly and severally, that until July 14, 2023 (the "Lock-Up Period"), without the prior written consent of Greenbrook (and subject to compliance with applicable securities laws), none of them will, directly or indirectly, (i) offer, sell, contract to sell (including, without limitation, any short sale), grant or sell any option to purchase, hypothecate, pledge, transfer, assign, encumber, lend, swap, or enter into any hedging transaction or other agreement with the same economic effect as a sale or to transfer the economic consequences of, or otherwise dispose of or deal with, any common shares or other securities of Greenbrook or any derivative securities based on or referencing the common shares or other securities of Greenbrook or its economic performance or (ii) publicly announce any intention to do any of the foregoing.

This agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction. Each party irrevocably submits to the jurisdiction of the state or federal courts located in New Castle County, Delaware in connection with any suit, action or other proceeding arising out of or relating to this agreement, and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter may not be enforced by such courts.

The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that, without limiting any other rights available at law or in equity,  the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this agreement and to enforce specifically the terms and provisions of this agreement shall not be required to provide any bond or other security in connection with such order or injunction. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT.

This agreement shall not be assigned by any of the Securities Holders without the prior written consent of Greenbrook. Subject to the preceding sentence, this agreement is irrevocable and will be binding on the Securities Holders and their respective successors, heirs, personal or legal representatives and permitted assigns.

This Agreement may be executed and delivered in several counterparts (including via facsimile or scanned .pdf image), each of which shall be deemed to be an original, and all of which shall together constitute one and the same agreement.

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DATED as of this 14th day of July, 2022.

SUCCESS BEHAVIORAL HOLDINGS, LLC

By:
Name: Benjamin Klein Title: Chief Executive Officer

THERAGROUP LLC

By:
Name: Benjamin Klein Title: Chief Executive Officer

SELLER PRINCIPALS

Benjamin Klein

Batya Klein

The Bereke Trust U/T/A Dated 2/10/03

By:
Name: Batya Klein Title: Trustee

[Signature page to Lock-up Agreement]

The foregoing is in accordance with our understanding and is agreed by us as of the date first written above.

GREENBROOK TMS INC.

By:
Name: William Leonard Title: President and Chief Executive Officer

TMS NEUROHEALTH CENTERS INC.

By:
Name: William Leonard Title: President

[Signature page to Lock-up Agreement]